Exhibit 23.1

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form 20-F of RELIEF THERAPEUTICS Holding SA (to be filed on December 15, 2021) of our report dated December 15, 2021, on the consolidated financial statements of RELIEF THERAPEUTICS Holding SA as of December 31, 2020 and 2019 and for the years then ended. Our report on the consolidated financial statements of RELIEF THERAPEUTICS Holding SA includes an emphasis of matter on the significant events which have occurred since December 31, 2020 and which are further discussed in Note 38 to the consolidated financial statements.

/s/ Mazars SA

Franck Paucod	Vincent Pichard
Swiss CPA	US CPA

Geneva

December 15, 2021